Exhibit 99.1

Regional Management Corp.’s Board of Directors Appoints Peter R. Knitzer

as Chief Executive Officer, Effective August 1, 2016

Current CEO Michael R. Dunn to Become Executive Chairman

Greenville, South Carolina – June 14, 2016 – Regional Management Corp. (NYSE: RM), a diversified specialty consumer finance company, announced today that its Board of Directors has appointed Peter R. Knitzer to become Chief Executive Officer, effective August 1, 2016. As part of Regional’s executive succession plan, also effective August 1, 2016, current CEO Michael R. Dunn will transition to Executive Chairman of the Board of Directors and current Chairman Alvaro G. de Molina will become Lead Independent Director. Mr. Dunn will work with Mr. Knitzer to ensure a smooth and orderly transition.

“Since taking over the CEO role in October 2014, I am proud of the many accomplishments our team has achieved,” said Mr. Dunn. “With the company firmly on the right track, I look forward to beginning the next chapter of my life and spending more time with my family. At the same time, while I will no longer be leading Regional’s day-to-day operations, I am excited to remain involved in advising and determining Regional’s long-term strategic direction.”

“We are greatly appreciative of Mike stepping in and leading Regional over the past couple of years, growing the company’s portfolio and credit functions, and helping build the foundation toward a significantly brighter long-term future,” said Mr. de Molina. “After a comprehensive search process, we determined that Peter was the optimal choice to take over the role of CEO given his considerable depth of consumer financial services experience, knowledge, and leadership. Peter is already immersing himself in Regional’s operations and meeting our team. We expect a smooth, orderly transition to Peter becoming CEO, with him hitting the ground running on August 1st and ultimately leading Regional through its next phase of growth.”

Mr. Dunn will remain with Regional as its Executive Chairman on a full-time basis through the end of 2016, after which Mr. de Molina will return to the role of Chairman while Mr. Dunn remains on the Board of Directors.

“I am very excited to become CEO of Regional, and I want to thank the Board for the incredible opportunity to lead this company and our talented team into a new era of growth,” said Mr. Knitzer. “I also want to thank Mike for the excellent job he’s done laying the groundwork over the last couple of years for Regional to succeed in the long term. While continuing on the path on which Mike and the Regional team have placed the company, we plan to enhance our growth through the expanded use of technology and additional diversification of our origination channels, while maintaining the focus on our core product strategy.”

Mr. Knitzer has over 28 years of experience in consumer financial services, has been a director of Regional since July 2015, and has been an advisor to financial services companies since 2013. Previously, Mr. Knitzer served as Executive Vice President and head of the Payments group at CIBC and President and Director at E*TRADE Bank. Prior to joining E*TRADE, Mr. Knitzer spent 14 years at Citigroup in various senior roles, including Chairman & Chief Executive Officer of Citibank North America—a top 10 retail and commercial bank—Business Head, Cross-Sell Customer Management for all Citigroup businesses, and EVP/Managing Director of Citi Cards, Citigroup’s leading global credit card business. Mr. Knitzer has also previously held senior marketing positions at Chase Manhattan Bank, American Express, and Nabisco Brands. He received his M.B.A. in marketing and finance from Columbia University Graduate School of Business and his B.A. in political science from Brown University. Mr. Knitzer has also served as a Director for Habitat for Humanity, New York City from 2008 to 2014, including Board Chair from 2011 to 2013. He currently serves on the Advisory Board of Columbia University Business School’s Lang Center for Entrepreneurship.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent Regional Management Corp.’s expectations or beliefs concerning future events. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: the continuation or worsening of adverse conditions in the global and domestic credit markets and uncertainties regarding, or the impact of, governmental responses to those conditions; changes in interest rates; risks related to acquisitions; risks related to opening new branches, including the ability or inability to open new branches as planned; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; recently-enacted or proposed legislation; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management); changes in operating and administrative expenses; and the departure, transition or replacement of key personnel. Such factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not and is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified specialty consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies and other traditional lenders. Regional Management began operations in 1987 with four branches in South Carolina and has since expanded its branch network across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma, New Mexico, Georgia and Virginia. Each of its loan products is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, independent and franchise automobile dealerships, online credit application networks, retailers and its consumer website. For more information, please visit http://www.RegionalManagement.com.

Contact:

Investor Relations

Garrett Edson, (203) 682-8331